Exhibit 99.1



         QUESTIONS PLEASE CALL:                      FOR IMMEDIATE RELEASE

         JONATHAN Y. HICKS

         CHIEF FINANCIAL OFFICER

         (312) 456-2536

         WorldPort Communications, Inc. to Deregister its Stock

         CHICAGO, ILLINOIS, March 19, 2004 - WorldPort Communications, Inc. (OTCBB:WRDP) today announced that its Board of Directors has authorized the filing of a Form 15 with the Securities and Exchange Commission to deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934. The Company expects to file the Form 15 within one week and expects that the deregistration will become effective within 90 days of the filing with the SEC. As a result of the Form 15 filing, the Company's obligation to file with the SEC certain reports and forms, including Forms 10-K, 10-Q and 8-K, will immediately cease. The Company expects to realize significant cost savings as a result of being relieved of its SEC periodic reporting requirements. The Company's securities will no longer be eligible for quotation on the Over The Counter Bulletin Board (OTCBB); however, the Company's securities may be quoted on the Pink Sheets, a service that does not require companies to file periodic reports with the SEC.

         Under the SEC's rules, a company with fewer than 300 record holders may voluntarily terminate the registration of its securities by filing a Form 15. The Company currently has fewer than 300 record holders.

         After serious consideration, the Company's Board of Directors concluded that the burdens associated with being a reporting company currently outweigh any advantages to the Company. The factors considered by the Company's Board of Directors in making this decision included the following:

         - the costs incurred by the Company each year in connection with the preparation of periodic reports to be filed with the SEC;

         - the substantial incremental costs, including insurance, associated with being a public company;

         - the fact that the Company's stock continues to be very thinly traded;

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         - there continues to be a lack of analyst coverage and minimal liquidity for the Company's stock.

         The Company ceased all active business operations in early 2002. The Company has investigated possible acquisition and investment opportunities, but has not identified any acquisition opportunities it deemed appropriate. In the meantime, the Company's assets, consisting of cash and investments in U.S. government securities, continue to yield earnings below on-going expense levels. As a result, the Board of Directors has determined that it is in the best interests of the Company's shareholders to not pursue further investment in operating businesses and to liquidate the Company's assets. It is anticipated that liquidating distributions will be made from time to time as claims against the Company are resolved.